Exhibit 2.1

JULY 13, 2018

KLX INC.

KLX ENERGY SERVICES LLC

and

KLX ENERGY SERVICES HOLDINGS, INC.

DISTRIBUTION AGREEMENT

i

ARTICLE V ACCESS TO RECORDS; ACCESS TO INFORMATION; LEGAL AND OTHER MATTERS		35

5.01	Provision of Corporate Records	35
5.02	Access to Information	36
5.03	Disposition of Information	36
5.04	Witness Services	37
5.05	Reimbursement	37
5.06	Confidentiality	38
5.07	Privileged Matters	38
5.08	Ownership of Information	41
5.09	Control of Legal Matters	41

ARTICLE VI TERMINATION		44

6.01	Termination	44
6.02	Effect of Termination	44
6.03	Amendment	44
6.04	Waiver	44

ARTICLE VII DISPUTE RESOLUTION		44

7.01	Disputes	44
7.02	Dispute Resolution	45

ARTICLE VIII MISCELLANEOUS		46

8.01	Transition Services Agreements	46
8.02	Employee Matters	46
8.03	Intellectual Property Matters	47
8.04	No Representation and Warranties	47
8.05	Limitation of Liability	47
8.06	Expenses	47
8.07	Notices	48
8.08	Interpretation; Certain Definitions	49
8.09	Public Announcements	50
8.10	Severability	50
8.11	Assignment	50
8.12	Entire Agreement	50
8.13	No Third-Party Beneficiaries	50
8.14	Governing Law	51

ii

8.15	Consent to Jurisdiction	51
8.16	Counterparts	51
8.17	Waiver of Jury Trial	52

EXHIBIT 8.01 TRANSITION SERVICES AGREEMENT		1

EXHIBIT 8.02 EMPLOYEE MATTERS AGREEMENT		2

EXHIBIT 8.03 IP MATTERS AGREEMENT		3

iii

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this Agreement), dated as of July 13, 2018, is entered into by and among KLX Inc., a corporation formed under the laws of the State of Delaware (KLX), KLX Energy Services Holdings, Inc., a corporation formed under the laws of the State of Delaware (ESG SpinCo) and KLX Energy Services LLC, a Delaware limited liability company and wholly-owned subsidiary of KLX (KLX Energy Services). KLX, ESG SpinCo and KLX Energy Services are referred to herein individually as a Party and collectively as the Parties.

RECITALS

WHEREAS, the KLX Group currently conducts the ASG Business, and, through the ESG Group, KLX also currently conducts the ESG Business;

WHEREAS, the board of directors of KLX (the Board) has determined that it is appropriate, desirable and in the best interests of KLX and its shareholders to separate the ASG Business and the ESG Business through a taxable spin-off of the ESG Business into a separate publicly traded company (the Spin-Off);

WHEREAS, KLX owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of ESG SpinCo (the ESG SpinCo Common Stock);

WHEREAS, KLX will contribute 100% of the membership interests in KLX Energy Services to ESG SpinCo on or prior to the Distribution Date (as defined below) (the Pre-Spin Transaction);

WHEREAS, in order to effect the Spin-Off, KLX wishes to distribute all of the ESG SpinCo Common Stock to the holders of issued and outstanding shares of common stock, par value $0.01 per share, of KLX (KLX Common Stock) as of the Record Date (the Distribution) in accordance with this Agreement, and to provide for, among other things, the treatment of restricted stock, RSU and PSU awards of KLX (as defined in the ASG Merger Agreement) in connection with the Spin-Off in accordance with the Employee Matters Agreement;

WHEREAS, KLX and The Boeing Corporation (the ASG Buyer) entered into an Agreement and Plan of Merger on April 30, 2018 (as amended from time to time, the ASG Merger Agreement), pursuant to which a wholly owned Subsidiary of the ASG Buyer (Merger Sub) will be merged with and into KLX, whereupon the separate existence of the Merger Sub shall cease, and KLX will continue as the surviving corporation and as a direct or indirect wholly owned subsidiary of the ASG Buyer (the ASG Merger);

WHEREAS, it is a condition to the consummation of the ASG Merger Agreement that the Distribution shall have occurred.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual terms, conditions and other agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms have the following meanings:

336 Election has the meaning set forth in Section 4.06(a).

Acceptable Letter of Credit has the meaning set forth in Section 3.02(b).

Affiliate means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

Agent means the distribution agent appointed by KLX (who shall be a reputable, nationally recognized agent, reasonably acceptable to the ASG Buyer) to distribute to the Record Holders, pursuant to the Distribution, the shares of ESG SpinCo Common Stock held by KLX.

Agreement has the meaning set forth in the Preamble.

Agreement Disputes has the meaning set forth in Section 7.01.

Ancillary Agreements means the agreements entered into by the Parties and their Subsidiaries in connection with the Spin-Off and the Distribution (other than the ASG Merger Agreement), including the Transition Services Agreement, the IP Matters Agreement and the Employee Matters Agreement.

Appellate Rules has the meaning set forth in Section 7.02(b).

Applicable Law means any supra-national, federal, national, state, municipal or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process (including common law), or any other Order of, or agreement issued, promulgated or entered into by, any Governmental Authority.

ASG Business means all businesses of KLX and its Subsidiaries, other than the ESG Business.

ASG Buyer has the meaning set forth in the Recitals.

ASG Merger has the meaning set forth in the Recitals.

ASG Merger Agreement has the meaning set forth in the Recitals.

Asset means, with respect to any Person, all assets, properties, claims and rights (including goodwill and rights pursuant to Contracts), wherever located (including in the possession of vendors or other Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the records or financial statements of such Person.

Audit Firm means an internationally recognized accounting firm experienced in resolving disputes of a type contemplated by Section 3.01(b).

Audited Party has the meaning set forth in Section 3.07(b).

Board has the meaning set forth in the Recitals.

Business Day means a day, other than a Saturday or Sunday or other day on which commercial banks are authorized or required by Applicable Law to close in New York City, New York.

Carry-Over Basis Election has the meaning set forth in Section 4.06(a).

Closing Date has the meaning set forth in the ASG Merger Agreement.

Code means the U.S. Internal Revenue Code of 1986, as amended.

Confidential Information means confidential or proprietary information concerning a Party and/or any other member of such Party’s Group which, prior to or following the Effective Time, has been disclosed by a Party or any other member of such Party’s Group to another Party or any other member of such Party’s Group, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other Party or any other member of such Party’s Group, including pursuant to any provision of this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such Party or any other member of such Party’s Group, (ii) lawfully acquired from other sources (other than the other Group) by such Party or any other member of such Party’s Group to which it was furnished or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential information of the other Party or any of its subsidiaries; provided, however, in the case of clause (ii) that, to the knowledge of the Party or other member of such Party’s Group to which such information was furnished, such sources did not provide such information in breach of any confidentiality obligations).

Contract means any written or oral arrangement, contract, agreement, instrument, lease, license, sublicense, or commitment that, in each case, is binding on any member of the KLX Group or the ESG Group, as applicable.

Disclosure Documents means any registration statement (including any registration statement on Form 10) or other document filed with the SEC by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which offers for sale or registers the transfer or distribution of any security of such Party or any of its controlled Affiliates.

Disputed Items has the meaning set forth in Section 3.01(b).

Distribution has the meaning set forth in the Recitals.

Distribution Date means the date on which the Distribution occurs.

Distribution Gain has the meaning set forth in Section 4.05(a).

Effective Time means 11:59 pm Eastern Time on the Distribution Date.

Employee Matters Agreement has the meaning set forth in Section 8.02.

Encumbrance means any security interest, pledge, hypothecation, lien, right of first refusal, right of way, license, encroachment, claim, charge, mortgage or encumbrance of any kind.

Escalation Notice has the meaning set forth in Section 7.02(a).

ESG Assets means all Assets of the KLX Group or the ESG Group (other than any inter-Group Contracts or arrangements) that are (i) primarily used by a member of the ESG Group in support of the ESG Business, but excluding any Asset without which the ASG Business would not have all Assets necessary to operate in the same manner in which the ASG Business operated as of prior to the execution of the ASG Merger Agreement and (ii) set forth in Exhibit A.

ESG Business means the business of providing technical services and related rental equipment to oil and gas exploration and production companies in remote oil and gas producing regions solely as conducted by the ESG Group but does not include any other business operated or conducted by any member of the KLX Group.

ESG Business Employee means (a) any employee of any member of the ESG Group and (b) those employees of the KLX Group set forth on Schedule I — Part A.

ESG D&O Indemnified Parties has the meaning set forth in Section 3.05(a).

ESG D&O Release has the meaning set forth in Section 3.05(b).

ESG Group means ESG SpinCo, KLX Energy Services, KLX RE Holdings LLC and each Person that becomes a Subsidiary of ESG SpinCo after the Distribution, including in each case any Person that is merged or consolidated with and into ESG SpinCo or any Subsidiary of ESG SpinCo.

ESG Indemnitees means each member of the ESG Group and each of their respective Affiliates and their respective directors, officers, employees, managers and agents and each of the heirs, executors, successors and assigns of any of the foregoing, other than the KLX Indemnitees.

ESG Liability means any and all Liabilities to the extent relating to, arising out of or resulting from (whether or not such Liabilities arise under “successor liability,” “piercing the corporate veil,” or similar legal theories): (A) the operation or conduct of the ESG Business prior to, on or after the Effective Time; (B) the operation or conduct of any business conducted by any member of the ESG Group at any time after the Effective Time; (C) any ESG Assets, whether arising before, on or after the Effective Time; (D) any Indebtedness to the extent relating to or incurred by, in support of or in connection with the ESG Business or to the extent secured by any of the ESG Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such Indebtedness, in its capacity as such); (E) any ESG Litigation Matter, Future ESG Litigation Matter and, and solely to the extent relating to the ESG Business or ESG Assets, any Future Joint Litigation Matter; and (F) activities of any member of the KLX Group or their  Representatives acting on behalf of or in support of the ESG Business at any time prior to the Effective Time; provided that (i) in no event shall any Transaction Expenses be an ESG Liability (without prejudice to any reimbursement of Spin Costs pursuant to Section 3.01(c)) and (ii) for purposes of this definition of “ESG Liability”, Indebtedness shall exclude (x) all amounts taken into in the calculation of the FCF Net Amount and (y) all Indebtedness set forth on Section 4.04(b) of the Company Disclosure Schedule to the ASG Merger Agreement.

ESG Litigation Matters means the Proceedings set forth in Schedule I — Part B and any other Proceedings to the extent related to ESG Assets or to ESG Liabilities.

ESG Names and Marks means, collectively, any Trademark included in ESG SpinCo’s Intellectual Property, KLX Energy Services’ Intellectual Property and/or ESG Assets, any variation or acronym thereof, or any Trademark or other identifier of source or goodwill containing, incorporating or associated with any such Trademark.

ESG SpinCo has the meaning set forth in the Preamble.

ESG SpinCo Common Stock has the meaning set forth in the Preamble.

Excess Losses has the meaning set forth in Section 4.07(d).

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Expiration Time has the meaning set forth in Section 3.01(b).

FCF Net Amount means the amount of “Business Free Cash Flows, Net” of the ESG Group measured for the period beginning on May 1, 2018 through the Effective Time, calculated in accordance with the statement of cash flows of the ESG Group attached as Schedule I — Part C and consisting of the line items set forth thereon, in each case as derived from the books and records of the KLX Group and calculated in a manner consistent with the accounting practices and principles applied by KLX in the preparation of its financial statements filed with the SEC; provided, however, that (i) Transaction Expenses and (ii) the ESG Cash (as defined in the ASG Merger Agreement) contributed to ESG in connection with the Distribution, shall be excluded from the calculation of Business Free Cash Flows, Net.

Final FCF Net Amount has the meaning set forth in Section 3.01(b).

Final Funding Statement has the meaning set forth in Section 3.01(b).

Form 10 means the Registration Statement on Form 10, including the Information Statement, filed in connection with the Distribution, as amended from time to time, in the form in which it is declared effective by the SEC.

Funding Statement has the meaning set forth in Section 3.01(a).

Future ESG Litigation Matter has the meaning set forth in Section 5.09(b)(ii).

Future Joint Litigation Matter has the meaning set forth in Section 5.09(b)(iii).

Future KLX Litigation Matter has the meaning set forth in Section 5.09(b)(i).

GAAP shall mean United States generally accepted accounting principles.

Governing Documents means the charter, organizational and other documents by which any Person other than an individual establishes its legal existence or which govern its internal affairs, and shall include: (i) in respect of a corporation, its certificate or articles of incorporation or association and its bylaws; (ii) in respect of a partnership, its certificate of partnership and its partnership agreement; and (iii) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement.

Governmental Authority means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational or supra-national organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, fiscal, legislative, police, regulatory or taxing power of any nature of any federal, state, local, municipal, foreign or other government, in each case, anywhere throughout the world.

Group means the KLX Group or the ESG Group, as the context may require.

Indebtedness shall mean, with respect to a Person, all Liabilities of such Person (i) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (ii) to repay any amounts owed as evidenced by notes, debentures, bonds or other similar instruments reflecting indebtedness; (iii) under any conditional sale, title retention or similar arrangement, or with respect to any deferred purchase price of any assets or services, contingent or otherwise (including “earn-outs”, indemnities, post-closing true-ups and “seller notes” payable with respect to the acquisition of any business, assets or securities, but excluding trade accounts payable arising in the ordinary course of business consistent with past practice); (iv) on any letter of credit or similar credit transaction securing obligations of any Person (to the extent drawn or outstanding); (v) to pay rent or other amounts under any lease of real or personal property, or other similar Contract, that is required to be classified or accounted for as a capital lease in accordance with GAAP; (vi) constituting a guarantee of any liabilities of any other Persons; (vii) for deferred rent or royalties under any lease, license, concession or other similar arrangement; and (viii) secured by an encumbrance on any of such Person’s assets, including as may be applicable in connection with any of the forgoing clauses (i) through (viii) any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitments and other fees payable in connection with the payoff or termination thereof, and (ix) any cash advances made by such Person to any of its customers or suppliers.

Indemnified Party has the meaning set forth in Section 4.07(a).

Indemnifying Party has the meaning set forth in Section 4.07(a).

Indemnitees means the KLX Indemnitees or the ESG Indemnitees, as the case may be.

Information Statement means the Information Statement attached as an exhibit to the Form 10 to be sent to the holders of KLX Common Stock in connection with the Distribution, as such Information Statement may be amended from time to time.

Intellectual Property means all intellectual property rights of any type in any jurisdiction, including patents and patent applications; registered trademarks and trademark applications; design rights, trade names and service marks; trade dress; Internet domain names; copyrights; rights in computer software (including source code and object code) data, databases, and documentation thereof; rights in inventions; trade secrets and know-how; and any other intellectual property right having equivalent or similar effect to the rights referred to above; in each case, anywhere in the world.

Internal Control Audit has the meaning set forth in Section 3.07(a).

IP Matters Agreement has the meaning set forth in Section 8.03.

KLX has the meaning set forth in the Preamble.

KLX Assets means all Assets of the KLX Group or the ESG Group (other than any inter-Group Contracts or arrangements) owned or leased by any member of the KLX Group or that is not an ESG Asset.

KLX Combined Income Tax Return means any consolidated, combined unitary or other similar Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the KLX Group together with one or more members of the ESG Group.

KLX Common Stock has the meaning set forth in the Recitals.

KLX D&O Indemnified Parties has the meaning set forth in Section 3.05(c).

KLX D&O Release has the meaning set forth in Section 3.05(d).

KLX Energy Services has the meaning set forth in the Preamble.

KLX Group means KLX, each Person that will be a Subsidiary of KLX (other than the members of the ESG Group) immediately following the Distribution, and each Person that becomes a Subsidiary of KLX after the Distribution, including in each case any Person that is merged or consolidated with and into KLX or any Subsidiary of KLX after the Distribution.

KLX Indemnitees means each member of the KLX Group and each of their respective Affiliates and their respective directors, officers, employees, managers and agents and each of the heirs, executors, successors and assigns of any of the foregoing, other than the ESG Indemnitees.

KLX Liability means any and all Liabilities to the extent relating to, arising out of or resulting from (whether or not such Liabilities arise under “successor liability,” “piercing the corporate veil,” or similar legal theories): (A) the operation or conduct of the ASG Business prior to, on or after the Effective Time; (B) the operation or conduct of any business conducted by any member of the KLX Group at any time after the Effective Time; (C) any KLX Assets, whether arising before, on or after the Effective Time; (D) any Indebtedness other than Indebtedness that is an ESG Liability pursuant to clause (E) of the definition thereof; (F) any KLX Litigation Matter, Future KLX Litigation Matter and, to the extent relating to the ASG Business, any Future Joint Litigation Matter; (G) activities of any member of the ESG Group or their  Representatives acting on behalf of or in support of the ASG Business at any time prior to the Effective Time; and (H) any Transaction Expenses (without prejudice to any reimbursement of Spin Costs pursuant to Section 3.01(c)).

KLX Litigation Matters means the Proceedings set forth in Schedule I — Part D, any Proceedings by any shareholders by or on behalf of shareholders of KLX in their capacity as such (including any derivative Proceeding) and any other Proceedings related to the KLX Assets or KLX Liabilities.

KLX Names and Marks means, collectively, any Trademark included in the KLX Intellectual Property and/or KLX assets, any variation or acronym thereof, or any Trademark or other identifier of source or goodwill containing, incorporating or associated with any such Trademark.

Liability means any liability, debt, obligation, duty, deficiency, interest, Tax, penalty, fine, demand, judgment, cause of action or other damage or loss (including loss of benefit), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, whether or not foreseeable, and whether due or to become due and regardless of when asserted.

Losses means any and all damages, losses, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Proceedings, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder) and excluding Taxes.

Management Assessments has the meaning set forth in Section 3.07(a).

Merger Sub has the meaning set forth in the Recitals.

Order shall mean any decree, order, judgment, injunction, temporary restraining order, writ, determination, ruling, settlement or stipulation or other order in any Proceeding or similar requirement by or with any Governmental Authority.

Other Party’s Auditors has the meaning set forth in Section 3.07(a).

Party or Parties has the meaning set forth in the Preamble.

Person shall mean any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

Pre-Spin Transaction has the meaning set forth in the Recitals.

Proceeding shall mean legal, administrative, arbitral, civil, criminal, investigative, appellate or other proceedings, suits, claims, charges, complaints, settlements, hearings, audits, examinations, or actions.

Record Date means 11:59 pm Eastern Time on the date to be determined by the Board as the record date for determining the shares of KLX Common Stock in respect of which shares of ESG SpinCo Common Stock will be distributed pursuant to the Distribution.

Record Holders has the meaning set forth in Section 2.01(b)(i).

Registration Expenses has the meaning set forth in Section 4.10(e).

Representatives means, with respect to a Person, the directors, managers, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) of such Person.

Restricted Business has the meaning set forth in Section 3.09.

Review Period has the meaning set forth in Section 3.01(b).

SEC means the United States Securities and Exchange Commission.

Securities Act means the United States Securities Act of 1933, as amended.

Spin Costs means all fees, expenses, and other amounts that have been incurred or are payable by any member of the KLX Group (or incurred or paid by the ESG Group prior to the Effective Time) to the extent payable or incurred in connection with the preparation, negotiation and execution of this Agreement, the ESG Documents, the ESG Registration Statement and the Other ESG Required Filings (in each case, as defined in the ASG Merger Agreement), and the other transaction documents contemplated hereby and thereby and the evaluation, preparation for, review of, negotiation and consummation of the Spin-Off and the other transactions contemplated hereby and thereby, including the following: (a) the fees and disbursements of, or other similar amounts charged by, counsel to any such Persons, (b) the out of pocket expenses, if any, of any such Persons; and (c) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants, and experts employed by any such Person; provided that in no event shall Spin Costs include (i) any of the foregoing incurred in connection with any dispute between the Parties hereto (or any member of their respective Groups) or Section 3.01 or (ii) any consent fees payable to bondholders, lenders or an agent on their behalf in connection with the Consent or the Bank Consent (each as defined in the ASG Merger Agreement) and any fees of JPMorgan Chase Bank associated therewith.

Spin Costs Cap means $10,000,000.

Spin-Off has the meaning set forth in the Recitals.

Subsidiary of a Person shall mean any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

Tax means any and all national, federal, state, local municipal and foreign income, capital gains, profits, margin franchise, gross receipts, margin, capital, net worth, sales, use, withholding, payroll, estimated, goods and services, value added, ad valorem, alternative or add-on, registration, environmental, custom, general business, employment, social security (or similar), disability, workmen’s compensation, business, occupation, unemployment, premium, real property, personal property (tangible and intangible), capital stock, stamp, customs, transfer (including real property transfer or gains), conveyance, severance, production, excise, environmental (including Code section 59A), windfall profits and other taxes, governmental fees, withholdings, duties, charges, fees, levies, imposts, license and registration fees and other similar charges and assessments in lieu of, or in the nature of, a tax (including any and all fines, penalties, assessments, and additions attributable to or otherwise imposed on or with respect to any such taxes, fees, levies, duties, tariffs, imposts, and other similar charges or assessments (together with any and all interest, penalties and additions to tax)) computed on a separate or consolidated, unitary or combined basis, imposed by or on behalf of any Taxing Authority and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability, or for being a member of an affiliated, consolidated, combined, unitary or other group (defined within the meaning of Section 1504(a) of the Code or any similar provision of foreign, state or local Applicable Law) for any period, or payable by reason of contract assumption, operation of law, or otherwise, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any other express agreement to pay or indemnify any other Person whether by contract or otherwise.

Tax Contest means any audit, examination, investigation, dispute, claim or other administrative or judicial proceeding or review or other Proceeding by or with a Taxing Authority with respect to Taxes or Tax Returns.

Tax Elections has the meaning set forth in Section 4.06(a).

Tax Return means any return, declaration of estimated Tax, report, estimate, claim for refund, information return or statement, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Tax.

Taxing Authority means any Governmental Authority exercising Tax regulatory authority.

Third Party Claim has the meaning set forth in Section 4.07(a).

Trademarks means trademarks, slogans, logos, symbols, certification marks, collective marks, uniform resource locators (URL’s), corporate names, service marks, trade dress and Internet domain names, trade names, whether statutory or common law,  whether registered or unregistered, whether establisher or registered in the United States or any other country, and registrations and applications for registration thereof, together with the goodwill associated therewith and any and all (i) rights and privileges arising under Applicable Law and international treaties and conventions with respect to such use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present.

Transaction Expenses means all fees, expenses, and other amounts that have been incurred or are payable by any member of the KLX Group in connection with the preparation, negotiation, and execution of this Agreement, the ASG Merger Agreement, the Ancillary Agreements and the other transaction documents contemplated hereby and thereby and the evaluation, preparation for, review of, negotiation and consummation of the transactions contemplated hereby and thereby and of other strategic alternatives, including the following: (a) the fees and disbursements of, or other similar amounts charged by, counsel to any such Persons, (b) the out of pocket expenses, if any, of any such Persons; (c) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants, and experts employed by any such Person and (d) any and all consent fees payable to bondholders, lenders or an agent on their behalf in connection with the Consent or the Bank Consent (each, as defined in the ASG Merger Agreement) and any fees of JPMorgan Chase Bank associated therewith, but specifically excluding any Spin Costs in excess of the Spin Costs Cap and any fees, expenses, and other amounts incurred or payable by the ESG Group after the Effective Time; provided that in no event shall Transaction Expenses include any of the foregoing incurred in connection with any dispute between the Parties hereto (or any member of their respective Groups) or Section 3.01.

Transferred Permits has the meaning set forth in Section 3.10.

Transition Services Agreement has the meaning set forth in Section 8.01.

ARTICLE II
THE DISTRIBUTION

2.01                        The Distribution

(a)                                 ESG SpinCo and KLX Energy Services shall cooperate with KLX to accomplish the Distribution and shall promptly take any and all actions reasonably necessary or desirable to effect the Distribution.  KLX shall select an investment bank or manager in connection with the Distribution, as well as a financial printer, the Agent and financial, legal, accounting and other advisors and consultants for ESG SpinCo.  KLX or ESG SpinCo, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any documentation or information required in order to complete the Distribution.

(b)                               Subject to the terms hereof,

(i)           on or prior to the Distribution Date, for the benefit of and distribution to the holders of issued and outstanding KLX Shares (other than, for the avoidance of doubt, restricted stock awards, performance stock unit awards or restricted stock unit awards granted pursuant to KLX equity plans, which shall be treated as provided for in the Employee Matters Agreement) as of the Record Date (the Record Holders), KLX will deliver to the Agent all of the issued and outstanding shares of ESG SpinCo Common Stock then owned by KLX and book-entry authorizations for such shares; and

(ii)        on the Distribution Date, KLX shall instruct the Agent to distribute, by means of a pro rata dividend, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of shares of ESG SpinCo Common Stock to which such Record Holder is entitled based on a distribution ratio to be determined by KLX in its sole discretion.

(c)                                The Distribution shall be effective at the Effective Time.  On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder an account statement indicating the number of shares of ESG SpinCo Common Stock that have been registered in book-entry form in the name of such Record Holder.

2.02                        Fractional Shares

Shareholders holding a number of shares of KLX Common Stock, on the Record Date, which would entitle such shareholders to receive less than one whole share of ESG SpinCo Common Stock in the Distribution will receive cash, without any interest thereon, in lieu of fractional shares. Fractional shares of ESG SpinCo Common Stock will not be distributed in the Distribution or credited to book-entry accounts. The Agent shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of ESG SpinCo Common Stock allocable to each Record Holder, (b) aggregate (as completely as possible) all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then-prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests and (c) distribute to each such holder, or for the benefit of each beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of ESG SpinCo Common Stock after making appropriate deductions for any amount required to be withheld under Applicable Law and less any brokers’ charges, commissions or transfer Taxes.  ESG SpinCo shall bear the cost of brokerage fees incurred in connection with these sales of fractional shares, which sales shall occur as soon as practicable after the applicable Distribution Date as practicable and as determined by the Agent. None of KLX, ESG SpinCo or the Agent will guarantee any minimum sale price for the fractional shares of ESG SpinCo Common Stock. Neither KLX nor ESG SpinCo will pay any interest on the proceeds from the sale of fractional shares.  The Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares.  Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of KLX or ESG SpinCo.

2.03                        Distribution Date

The consummation of the transactions provided for in this ARTICLE II shall only be effected after the Distribution has been declared by the Board and after all of the conditions set forth in Section 2.04 shall have been satisfied.

2.04                Conditions to the Distribution

The consummation of the Distribution shall be subject to the satisfaction of the following conditions:

(a)                               The Board, in its sole and absolute discretion, shall have authorized and approved the transactions contemplated hereby and not withdrawn such authorization and approval, shall be satisfied that the Distribution will be made out of surplus in accordance with Section 170 of the General Corporation Law of the State of Delaware and shall have declared the dividend of ESG SpinCo Common Stock to the holders of issued and outstanding KLX Common Stock as of the Record Date;

(b)                               The Form 10 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order, all necessary permits and authorizations under the Securities Act and the Exchange Act relating to the issuance and trading of shares of ESG SpinCo Common Stock shall have been obtained and be in effect, and such shares of ESG SpinCo Common Stock shall have been approved for listing on the NASDAQ, and the period of time specified by Applicable Law for the mailing of an Information Statement shall have expired (assuming such Information Statement is mailed immediately after the ESG Registration Statement (as defined in the ASG Merger Agreement) is declared effective by the SEC, whether or not the Information Statement has in fact been mailed).

(c)                                Any approvals of non-United States Governmental Authorities required in connection with the Spin-Off or the Distribution shall have been obtained;

(d)                               No Governmental Authority having jurisdiction over the KLX Group or the ESG Group shall have issued or entered any Order after the date of this Agreement, and no Applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that is then in effect and has the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Distribution or the other transactions contemplated hereby; and

(e)                                The ASG Merger Agreement shall not have been terminated pursuant to its terms.

Notwithstanding anything to the contrary in this Agreement, none of the Parties shall consummate the Distribution prior to obtaining the Consent and the Bank Consent (each, as defined in the ASG Merger Agreement) if the Distribution occurs other than substantially concurrently with the Closing, and no Party shall be obligated to consummate the Distribution prior to obtaining such Consent and such Bank Consent unless the Distribution occurs substantially concurrently with the Closing (as defined in the ASG Merger Agreement) and the ASG Buyer provides a sufficient amount of cash on the Closing Date in order to enable KLX to satisfy and discharge the Company Notes and to pay the Payoff Amount with respect to the Existing Credit Agreement (each, as defined in the ASG Merger Agreement).

ARTICLE III
COVENANTS

3.01                        ESG Funding Adjustment

(a)                                 As soon as reasonably practicable following the Closing Date, but in any event within sixty (60) days thereafter, KLX shall prepare in good faith and deliver to ESG SpinCo, at the sole expense of KLX, a statement setting forth its calculation of the (i) FCF Net Amount and (ii) the Spin Costs, in each case together with reasonable supporting documentation related to such calculation (the Funding Statement). During such 60-day period, ESG SpinCo shall provide KLX and its accountants with reasonable access to the books and records of ESG SpinCo, during regular business hours and on reasonable advance notice, to the extent reasonably necessary for KLX and its accountants to prepare the Funding Statement.  The Funding Statement shall be prepared in accordance with this Agreement.

(b)                                 For a period of thirty (30) days following its receipt of the Funding Statement (the Review Period), ESG SpinCo shall be entitled to review the Funding Statement to confirm the accuracy thereof and of KLX’s calculations.  During the Review Period, KLX shall provide ESG SpinCo and its accountants reasonable access to the books and records of the KLX Group, during regular business hours and on reasonable advance notice, to the extent reasonably necessary for ESG SpinCo and its accountants to assess the accuracy of the Funding Statement, to prepare a notice of Disputed Items, if any, or to prepare materials for presentation to the Audit Firm.  If ESG SpinCo fails to give KLX written notice of any Disputed Items by 11:59 PM Eastern Time on the last day of the Review Period (the Expiration Time), then the Funding Statement shall become the Final Funding Statement for purposes hereof and shall be binding on the Parties.  If ESG SpinCo disputes any items on the Funding Statement, ESG SpinCo shall deliver a written notice of such disputed items to KLX prior to the Expiration Time; provided that, such disputed items shall be based only on the existence of mathematical errors in the Funding Statement or on the failure of one or more components of the FCF Net Amount or the Spin Costs to be prepared in accordance with this Agreement (the Disputed Items) and on no other basis.  The notice of Disputed Items shall specify in reasonable detail any adjustment to the FCF Net Amount proposed by ESG SpinCo and the basis therefor, including in each case the specific items and amounts proposed to be adjusted. If ESG SpinCo gives KLX written notice of any Disputed Items prior to the Expiration Time, KLX and ESG SpinCo shall attempt in good faith to agree on any adjustments that should be made to the Funding Statement.  If KLX and ESG

SpinCo fail to resolve any Disputed Item within forty (40) days after ESG SpinCo receives the Funding Statement, the Parties will promptly engage the Audit Firm to resolve any such Disputed Items in accordance with the terms of this Agreement, and, in connection with such engagement, KLX, ESG SpinCo and any other member of their respective Groups, shall execute any engagement, indemnity or other agreements as the Audit Firm may require as a condition to such engagement.  The Audit Firm’s engagement shall be limited to the resolution of Disputed Items that have been identified by ESG SpinCo, and no other matter relating to the Final Funding Statement shall be subject to determination by the Audit Firm.  KLX and ESG SpinCo shall reasonably cooperate with the Audit Firm in an effort to resolve any Disputed Item as soon as reasonably possible after the Audit Firm is engaged.  The decision of the Audit Firm shall be made within thirty (30) days after being engaged, or as soon as possible thereafter. In any event, the Audit Firm’s decision with respect to the Disputed Items shall be final and binding on the Parties.  The Funding Statement shall be revised, if necessary, to reflect the final determination of the FCF Net Amount (the Final FCF Net Amount)(the final form of the Funding Statement, including any revisions that are made thereto pursuant to this Section 3.01, if any, is referred to herein as the Final Funding Statement). The fees of the Audit Firm shall be borne equally by KLX and ESG SpinCo.

(c)                                  If (i) the Final FCF Net Amount, as determined in the Final Funding Statement, is negative, then ESG SpinCo shall pay to KLX such Final FCF Net Amount, and, without duplication, (ii) the aggregate amount of Spin Costs exceed the Spin Costs Cap, as determined in the Final Funding Statement, then ESG SpinCo shall pay to KLX such excess amount, in each case within three (3) Business Days after the Final Funding Statement becoming final and binding on the Parties pursuant to Section 3.01(b) by means of a wire transfer of immediately available funds to an account designated in writing by KLX.

(d)                                 Subject only to the adjustment in clause (i) of Section 3.01(c), the Parties agree that (i) all cash generated by the operations of the ESG Business from May 1, 2018 through the Effective Time will be for the account of the ESG Group, and that such cash so generated may be retained by the members of the ESG Group, and to the extent that such cash has been transferred or swept from the ESG Group to, or on behalf of, any member of the KLX Group, prior to the Effective Time, KLX shall cause such cash to be returned to ESG SpinCo, on behalf of the ESG Group, by way of an intragroup funds transfer or settlement of intra-group balances, and (ii) subject to Section 3.01(e) below, all cash generated by the operations of the ASG Business from May 1, 2018 through the Effective Time will be for the account of the KLX Group, and that such cash so generated may be retained by the members of the KLX Group, and to the extent that such cash has been transferred to any member of the ESG Group, prior to the Effective Time to the extent the members of the KLX Group have not been compensated in the Final FCF Net Amount, ESG SpinCo shall cause such cash to be returned to KLX, on behalf of KLX, by way of an intragroup funds transfer or settlement of intra-group balances.

(e)                                  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the ESG Group shall be permitted to retain the ESG Cash (as defined in the ASG Merger Agreement) which shall be funded by KLX, as contemplated in the ASG Merger Agreement.

3.02                        Credit and Performance Support Obligations

(a)                                 ESG SpinCo and KLX Energy Services shall (with the reasonable cooperation of KLX) use its commercially reasonable efforts to, as soon as reasonably practicable, have any member of the KLX Group removed as guarantor of or obligor for any ESG Liability, which shall include the removal of any related Encumbrance on or in any KLX Asset.

(b)                                 Notwithstanding Section 3.02(a), on or prior to the Distribution Date, with respect to any guaranty or obligation for any ESG Liability that obligates a member of the KLX Group, the Parties shall cause ESG SpinCo or another member of the ESG Group to procure a release of such guaranty and/or obligation by either (A) executing a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement or (B) executing an amendment to the agreement giving rise to such obligation in such form as is necessary to obtain such release, except to the extent that such existing guaranty or amendment contains representations, covenants or other terms or provisions with which either (x) ESG SpinCo (or another member of the ESG Group, as applicable) would be reasonably unable to comply or (y) ESG SpinCo would not reasonably be able to avoid breaching. In the event a release is not procured on or prior to the Distribution Date as required pursuant to the first sentence of this Section 3.02(b), then on the Distribution Date, ESG SpinCo or another member of the ESG Group shall provide KLX an Acceptable Letter of Credit in an amount equal to any obligation(s) for which a release was not procured.  Acceptable Letter of Credit means an unconditional, irrevocable letter(s) of credit in form satisfactory to KLX, in favor of KLX, issued by a financial institution with a short term commercial paper rating from (i) S&P of at least A-1 or (ii) Moody’s of at least P-1, or such other financial institution acceptable to KLX (in its sole discretion).

(c)                                  If ESG SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 3.02(a) and Section 3.02(b), ESG SpinCo shall, and shall cause the relevant ESG Group beneficiary to, indemnify and hold harmless the KLX Group guarantor or obligor for any Losses arising from or relating thereto (in accordance with the provisions of ARTICLE IV) and shall timely pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder.

3.03                        Certificate of Incorporation; Bylaws; Directors and Officers

On or prior to the Distribution Date,

(a)                                 all necessary actions shall be taken to adopt the form of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws filed by ESG SpinCo with the SEC as exhibits to the Form 10.

(b)                                 KLX shall take all reasonably necessary actions to cause the board of directors of ESG SpinCo to consist of the individuals identified in the Information Statement as directors of ESG SpinCo; provided, however, that to the extent required by any Applicable Law or requirement of NASDAQ or any other national securities exchange, as applicable, one independent director shall be appointed by the existing board of directors of ESG SpinCo and begin his or her term prior to the Distribution and shall serve on ESG SpinCo’s audit committee, compensation committee and nominating and corporate governance committee; and

(c)                                  (i) KLX shall direct its applicable employees and any employees of any member of KLX Group (excluding any employees of any member of the ESG Group and those set forth on Schedule 3.03(c)) to resign, effective as of no later than the Distribution Date, from all positions as officers or directors of any member of the ESG Group in which they serve and (ii) ESG SpinCo shall direct its applicable employees and any employees of any member of the ESG Group to resign, effective as of the Closing Date, from all positions as officers or directors of any members of KLX Group.

3.04                        Transfer of Business Assets and Liabilities after the Distribution Date

(a)                                 To the extent that a member of the ESG Group has record or beneficial ownership, or possession, of any KLX Asset on or after the Distribution Date, ESG SpinCo shall, and shall cause any other applicable member of the ESG Group to, use its commercially reasonable efforts to transfer, or cause to be transferred, to KLX (or, as designated by KLX, to one of its Subsidiaries) such Asset for no value. Pending such transfer, ESG SpinCo shall, or shall cause its Subsidiaries to, operate or retain such Asset as may reasonably be instructed by KLX and provide to KLX all of the benefits and Liabilities associated with the ownership and operation thereof.

(b)                                 To the extent that a member of KLX Group has record or beneficial ownership, or possession, of any ESG Asset after the Distribution Date, KLX shall, and shall cause any other applicable member of the KLX Group to, use its commercially reasonable efforts to transfer, or cause to be transferred, to ESG SpinCo (or, as designated by ESG SpinCo, to one of its Subsidiaries) such Asset for no value. Pending such transfer, KLX shall or shall cause its Subsidiaries to operate or retain such Asset as may reasonably be instructed by ESG SpinCo and provide to ESG SpinCo all of the benefits and Liabilities associated with the ownership and operation thereof.

3.05                        Former Directors, Managers and Officers

(a)                                 ESG SpinCo will, for a period of six (6) years after the Distribution Date, maintain in effect any exculpatory, indemnification and advancement of expenses provisions now existing in the Governing Documents of any member of the ESG Group for the benefit of any individual who served as a director, manager or officer of any member of the ESG Group at any time prior to the Distribution Date (the ESG D&O Indemnified Parties) and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any ESG D&O Indemnified Parties, except for any changes which may be required to conform with changes in Applicable Law or any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time. Without limiting the generality of this Section 3.05(a), the provisions of this Section 3.05(a) are intended for the benefit of, and may be enforced by, each of the ESG D&O Indemnified Parties and their respective heirs only if the Distribution is consummated and will not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Applicable Law, Contract or otherwise.

(b)                                 ESG SpinCo will, as soon as practicable at or after the Distribution Date, procure that written resolutions be adopted and take any other corporate action or procure that such action be taken in order to grant the absolution, discharge, release and acquittal in full, to the fullest extent possible under Applicable Law, of each of the ESG D&O Indemnified Parties for the period up to the Distribution Date, except in the case of willful misconduct or fraud on the part of any such directors, managers or officers (the ESG D&O Release). ESG SpinCo will cause the ESG D&O Release to be ratified, approved and confirmed in all respects, if required under Applicable Law.

(c)                                  KLX will, for a period of six (6) years after the Distribution Date, maintain in effect any exculpatory, indemnification and advancement of expenses provisions now existing in the Governing Documents of any member of the KLX Group for the benefit of any individual who served as a director, manager or officer of any member of the KLX Group at any time prior to the Distribution Date (the KLX D&O Indemnified Parties) and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any KLX D&O Indemnified Parties, except for any changes which may be required to conform with changes in Applicable Law or any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time. Without limiting the generality of this Section 3.05(c), the provisions of this Section 3.05(c) are intended for the benefit of, and may be enforced by, each of the KLX D&O Indemnified Parties and their respective heirs only if the Distribution is consummated and will not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Applicable Law, Contract or otherwise.

(d)                                 KLX will, as soon as practicable at or after the Distribution Date, procure that written resolutions be adopted and take any other corporate action or procure that such action be taken in order to grant the absolution, discharge, release and acquittal in full, to the fullest extent possible under Applicable Law, of each of the KLX D&O Indemnified Parties for the period up to the Distribution Date, except in the case of willful misconduct or fraud on the part of any such directors, managers or officers (the KLX D&O Release). KLX will cause the KLX D&O Release to be ratified, approved and confirmed in all respects, if required under Applicable Law.

3.06                        Insurance Matters

(a)                                 ESG SpinCo acknowledges and agrees that all insurance coverage for the members of the ESG Group and the ESG Business under insurance policies and/or self-insurance programs of the KLX Group (other than insurance policies and self-insurance programs solely of the ESG Group) will terminate as of the Effective Time and, following the Distribution, except as set forth in Section 3.06(b), no claims by ESG SpinCo or any of its Affiliates may be brought against any insurance policy or self-insurance program of the KLX Group in respect of the members of the ESG Group or the ESG Business regardless of whether the events underlying such claim arose prior to, at or after the Effective Time. For the avoidance of doubt, except as set forth in Section 3.06(b), it is understood that any insurance policies and self-insurance programs of the KLX Group will not terminate as of the Effective Time for the benefit of members of the KLX Group.

(b)                                 With respect to any claims under the KLX Group’s occurrence-based insurance policies, workers’ compensation insurance policies related to any ESG Business Employee, or third party U.S. automobile liability insurance policies, KLX will retain responsibility for claims on its policies to the extent that (i) the incidents or occurrences underlying any such claims occurred prior to the Effective Time and (ii) such coverage is available under such polices; provided, however, that ESG SpinCo will reimburse KLX for any (i) deductibles or self-insured retention amounts required by any such policies accruing after the Effective Time and (ii) administrative, service or other similar fees, costs or expenses accruing after the Effective Time in connection with the processing of any such claims. Such payments will be made by wire transfer of immediately available funds to an account designated in writing by KLX for such purposes. Following the Distribution, ESG SpinCo and KLX will reasonably work together, and provide such cooperation as is reasonably necessary, to conduct and settle any claim brought under any insurance policy of KLX Group for which ESG SpinCo is required to reimburse KLX pursuant to this Section 3.06(b).

3.07                        Auditors and Audit; Annual Financial Statements and Accounting; Tax Cooperation

(a)                                 Each Party shall provide, or provide reasonable access to the other Party on a timely basis, all information reasonably required and requested by the other Party to meet its schedule for the preparation, printing, filing, and public dissemination of its audited 2018 annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K under the Securities Act and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the Internal Control Audit and Management Assessments).  With respect to information required or requested by KLX, such information shall be provided in the form, time and manner reasonably requested by KLX, which shall not be materially different than the form, time and manner required by KLX prior to the Distribution Date pursuant to the KLX Year-End Financial Reporting Instructions in effect as of the Distribution Date.  Without limiting the generality of the foregoing, each Party will provide all required financial and other information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors (each such other Party’s auditors, collectively, the Other Party’s Auditors) with respect to information to be included or contained in such other Party’s audited 2018 annual financial statements and to permit the Other Party’s Auditors and management to complete the Internal Control Audit and Management Assessments, if required.

(b)                                 Each Party shall authorize its respective auditors to make reasonably available to the Other Party’s Auditors both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the Audited Party) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s audited 2018 annual financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its audited 2018 annual financial statements. Each Party shall make reasonably available to the Other Party’s Auditors and management its personnel and records in a reasonable time prior to the Other Party’s Auditors’ opinion date and other Party’s management’s assessment date so that the Other Party’s Auditors and other Party’s management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments.

(c)                                  In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the SEC) of KLX to make any certifications required of them under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, ESG SpinCo shall, within a reasonable period of time following a request from KLX in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide KLX with certifications of such officers in support of the certifications of KLX’s principal executive officer(s) and principal financial officer(s) required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to KLX’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and KLX’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as such ESG SpinCo officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the transactions contemplated hereby or any other transactions related thereto) or as otherwise agreed upon between KLX and ESG SpinCo.

(d)                                 To the extent it relates to a pre-Distribution Date period, (i) each of the Parties shall give the other Party as much prior notice as is reasonably practicable of any changes in, or proposed determination of, its accounting estimates from those in effect as of immediately prior to the Distribution Date or of any other action with regard to its accounting estimates or previously reported financial results which may affect the other Party’s financial results, (ii) each of the Parties will consult with the other and, if requested by the Party contemplating such changes, with the Other Party’s Auditors and (iii) unless required by generally accepted accounting principles or a reasonable interpretation thereof by either Party’s auditors, Applicable Law or a Governmental Authority, neither Party shall make such determination or changes which would affect the other Party’s previously reported financial results without prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  Further, each Party will give the other Party prompt notice of any amendments or restatements of accounting statements with respect to pre-Distribution Date periods and will provide the other Party with access as provided in Section 3.07(b) as promptly as possible such that the other Party will be able to satisfy its financial reporting requirements.

(e)                                  In the event either KLX or ESG SpinCo is the subject of any SEC or other Governmental Authority’s comment, review, audit or investigation (formal or informal) relating to a period prior to the Distribution Date and which in any way relates to the other Party or the other Party’s public filings, such Party shall, to the extent not prohibited by Applicable Law and upon the execution by the Parties of a customary confidentiality agreement or other undertaking of confidentiality in respect thereof, provide the other Party with a copy of any comment or notice of such review or investigation and shall, to the extent not prohibited by Applicable Law, the SEC or such other Governmental Authority, give the other Party a reasonable opportunity to be involved in responding to such comment, review, audit or investigation, and such other Party shall reasonably cooperate with such Party in connection with responding to such comment, review, audit or investigation.

(f)                                   Each Party shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and the defense of any Tax Contest relating to the Distribution, the Pre-Spin Transaction or any other transactions arising under this Agreement.  Such cooperation shall include (a) the retention and (upon the another Party’s reasonable request) the provision of all books and records and information which are reasonably relevant to any such Tax Returns or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and (b) written notice to the other Party prior to transferring, destroying, or discarding any such books and records and, if the other Party so requests.  The Parties shall retain all books and records with respect to Tax matters pertinent to the ESG Business and ASG Business relating to any Taxable period that includes the Distribution Date or other matters covered by this Agreement until sixty (60) days after the expiration of the statute of limitations (and, to the extent notified by a Party, any extensions thereof) of the respective Taxable periods, and shall abide by all record retention agreements entered into with any Tax Authority.  In addition, the Parties shall comply with reasonable requests for assistance in relation to preparation of any other Tax Returns and Tax Contests.

(g)                                  Any information exchanged pursuant to this Section 3.07 is subject to Section 5.06, and in no event will any Party be required to provide any information pursuant to this Section 3.07 in violation of Section 5.06.

(h)                                 The Party requesting information under this Section 3.07 or otherwise pursuant to this Agreement or any Ancillary Agreement agrees to reimburse the other Party for the reasonable, out-of-pocket costs associated with complying with such request (not including internal costs of preparation, but including reasonable counsel and other professional fees).  To the extent not otherwise specifically provided elsewhere in this Agreement or in any Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s standard methodologies and procedures.

3.08                        Further Assurances

(a)                                 As between the Parties (and the other members of their respective Group), all payments, reimbursements and other Assets received after the Effective Time by any Party (whether received directly or indirectly through another member of its respective Group) that relate to a business, Asset or Liability of the other Party (including members of the other Group) shall be held by such Party in trust for the use and benefit of the Party entitled, directly or indirectly, thereto (at the expense of the Party so entitled) and, promptly upon receipt by such Party of any such payment, reimbursement or other Asset, such Party shall promptly pay or transfer or shall cause the applicable member of its Group to pay over or transfer to the applicable Party (or, at the direction, in writing, of the applicable Party, to another member of such Party’s Group) such Asset or the amount of such payment or reimbursement without right of set-off, net of any costs, including Tax costs, to the Party making such payment.

(b)                                 In addition to and without limiting the actions specifically provided for elsewhere in this Agreement (including Section 3.08(a) and Section 3.04), each of the Parties shall reasonably cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements; provided that in no event shall either Party hereto be required to violate Applicable Law or applicable contractual obligations pursuant to this Section 3.08(b).

(c)                                  Without limiting the foregoing, on and after the Effective Time, (i) each Party shall reasonably cooperate with the other Party, and (ii) without any further consideration, but at the expense of the requesting Party from and after the Effective Time, use commercially reasonable efforts to (A) execute and deliver, or to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents and/or governmental approvals and/or any permit, license, Contract, indenture or other instrument (including any consents or governmental approvals), and (B) to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

(d)                                 The provisions of this Section 3.08 are not intended to limit or otherwise modify in any way the Parties’ rights and obligations under the Employee Matters Agreement or the IP Matters Agreement.

3.09                        Non-Competition

ESG SpinCo acknowledges and agrees, on its and its controlled Affiliates’ behalf, that KLX and its Affiliates (including following the consummation of the transactions contemplated by the ASG Merger Agreement, ASG Buyer and its Affiliates) would be irreparably damaged if ESG SpinCo or any of its controlled Affiliates were to provide services or to otherwise participate in the ownership, management, operation or control of a business that engages in the sale of aerospace fasteners and other consumables directly to suppliers to the commercial, business jet, military and defense airframe manufacturers, the airframe manufacturers, the airlines, aircraft leasing companies, MRO providers, domestic military depots, general aviation, and other distributors anywhere in the world (the Restricted Business) and that any such competition or activity by ESG SpinCo or any of its controlled Affiliates would result in a significant loss of goodwill by KLX and its Affiliates in respect of the Restricted Business. Effective as of, and contingent upon, the Effective Time, ESG SpinCo agrees that until the fifth (5th) anniversary of the Distribution Date, it will not, and will cause its controlled Affiliates not to, directly or indirectly, through one or more Representatives or other third parties, own, manage, operate, control or participate in the ownership, management, operation or control of a Restricted Business anywhere in the world (it is understood and agreed that for this purpose the Restricted Business shall be deemed to be conducted everywhere in the world); provided, however, that it shall not be a violation of this Section 3.09 for ESG SpinCo or its Affiliates to (i) own (directly or indirectly), as a passive investment, any class of securities that are publicly traded or listed on any securities exchange or automated quotation system and that constitutes less than two percent (2%) of the outstanding voting power of the issuing Person; (ii) permit their Representatives to perform speaking engagements and receive honoraria in connection with such speaking engagements; or (iii) engage or participate in any activity consented to in advance in writing by ASG Buyer where ASG Buyer acknowledges in such writing that such activity would be a violation of this Section 3.09 and expressly waives compliance with this Section 3.09. ESG SpinCo agrees, on its and its controlled Affiliates’ behalf, that this covenant is reasonably designed to protect KLX’s substantial investment and is reasonable with respect to its duration, geographical area and scope.

3.10                        Transfer of Permits

From the date hereof until the Effective Time, at KLX’s sole cost and expense, KLX, KLX Energy Services and ESG SpinCo shall, and shall cause each member of their respective Group to, take all actions necessary or desirable to transfer the record and beneficial ownership of those certain franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, registrations, clearances, orders and other authorizations that constitute ESG Assets (the Transferred Permits) from each and every member of the KLX Group who is the record and/or beneficial owners of such Transferred Permits to a member of the ESG Group.

3.11                        Pre-Spin Transaction

From the date hereof until the Distribution Date, KLX will, directly or indirectly, own 100% of ESG SpinCo and KLX Energy Services. On or prior to the Distribution Date, KLX will contribute the membership interests in KLX Energy Services to ESG SpinCo.

ARTICLE IV
INDEMNIFICATION

4.01                        Release of Pre-Distribution Claims

(a)                                 Except as is otherwise expressly provided in this Agreement or in any Ancillary Agreement, from and after the Effective Time, each Party for itself and each member of its respective Group, its and their predecessors, successors and assigns, does hereby remise, release and forever discharge the other Party and each member of its respective Group and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of such other Party or its Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Applicable Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, whether or not known as of the Effective Time.

(b)                                 Notwithstanding anything to the contrary herein, nothing contained in Section 4.01(a) releases or shall release any Person from the obligations under this Agreement or any Ancillary Agreement (in each case in accordance with its terms).

(c)                                  Notwithstanding anything to the contrary herein, nothing in Section 4.01(a) shall release any Person from:

(i)           any Liability provided in or resulting from any Contract among any members of the KLX Group, on the one hand, and any members of the ESG Group, on the other hand, where such Contract or obligation survives the Effective Time, or any other Liability that survives the Effective Time pursuant to the express terms of this Agreement or any Ancillary Agreement; and

(ii)        any Liability to the extent either Party is entitled to, and actually receives, indemnification from a third party if that assignment, release or discharge of such Liability pursuant to Section 4.01(a) would cause such third party indemnification obligations to be terminated.

(d)                                 Following the Effective Time, no Party hereto shall make, or permit any member of its Group to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against the other Party or any member of its respective Group, or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a).

(e)                                  It is the intent of each Party, by virtue of the provisions of this ARTICLE IV, to provide for a full and complete general release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, between or among ESG SpinCo or any member of the ESG Group, on the one hand, and KLX or any member of the KLX Group, on the other hand, except as expressly set forth in Section 4.01(b) and Section 4.01(c). At any time, at the request of any other Party, each Party shall cause each member of its Group to execute and deliver releases reflecting the provisions hereof.

4.02                        Tax Matters

(a)                                 Withholding Taxes.  Each member of the KLX Group and each member of the ESG Group shall deduct and withhold from amounts otherwise payable (or distributable) pursuant to this Agreement such amounts as are required to be deducted and withheld under Applicable Law and such amounts will be treated as being paid (or distributed) to the Person with respect to which such deduction and withholding was made. KLX or any withholding agent acting on its behalf may sell a portion of the ESG SpinCo Common Stock otherwise distributable to any Person in order to pay any withholding Taxes required to be withheld under Applicable Law from distributions to such Person, as well as any related fees and expenses.  If a Taxing Authority determines that the KLX Group is liable with respect to any withholding Taxes on the Distribution, the ESG Group shall promptly indemnify, reimburse, defend and hold harmless the KLX Group for such Taxes.

(b)                                 The Pre-Spin Transaction.  The Parties agree to treat the Pre-Spin Transaction as a transaction described in section 351 of the Code to the extent permitted by Applicable Law.

4.03                        Indemnification by KLX

Except as otherwise specifically set forth in any provision of this Agreement or any Ancillary Agreement, following the Effective Time, KLX shall, and shall cause the other members of the KLX Group to, indemnify, reimburse, defend and hold harmless the ESG Indemnitees from and against (i) any and all Losses arising out of, by reason of, or otherwise in connection with (A) the KLX Liabilities or (B) any breach by KLX of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; provided that such indemnity shall not extend to any past, present or future director, officer or employee or agent of the KLX Group to the extent such Person would not be eligible for indemnification under KLX’s certificate of incorporation or bylaws with respect to such matter and (ii) any and all Taxes due with respect to or required to be paid on any KLX Combined Income Tax Return to the extent imposed on or assessed against any ESG Indemnitees (excluding, for avoidance of doubt, any Taxes for which ESG SpinCo is obligated to indemnify the KLX Indemnities pursuant to this Agreement).

4.04                        Indemnification by ESG SpinCo

Except as otherwise specifically set forth in any provision of this Agreement or any Ancillary Agreement, following the Effective Time, ESG SpinCo shall, and shall cause the other members of the ESG Group to, indemnify, reimburse, defend and hold harmless the KLX Indemnitees from and against any and all Losses arising out of, by reason of or otherwise in connection with (i) the ESG Liabilities, (ii) any action taken by ESG SpinCo or any member of the ESG Group or any Person acting on behalf of any member of the ESG Group, in each case, after the Effective Time and to the extent relating to the Spin-

Off, (iii) any Liabilities to the extent relating to, to the extent arising out of or to the extent resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in any Disclosure Document, or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, any Disclosure Document filed by any Party in connection with the Distribution, or (iv) any breach by ESG SpinCo of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; provided that such indemnity shall not extend to any past, present or future director, officer or employee or agent of the ESG Group to the extent such Person would not be eligible for indemnification under ESG SpinCo’s certificate of incorporation or bylaws with respect to such matter. Notwithstanding anything herein to the contrary, in no event shall ESG SpinCo be required to indemnify, reimburse, defend or hold harmless any KLX Indemnitee from or against any Losses that arise out of or are otherwise incurred in connection with any Proceeding commenced prior to or after the Effective Time by or on behalf of a KLX shareholder in its capacity as such to the extent such Proceeding relates to the Transactions (as defined in the ASG Merger Agreement) or any filings with the SEC made in connection therewith, other than to the extent such Proceedings (A) relate to the ESG Registration Statement or the Other ESG Required Filings (in each case, as defined in the ASG Merger Agreement), or (B) arise after the Effective Time and relate solely to the Spin-Off.  From and after the Effective Time, ESG SpinCo will indemnify, reimburse, defend and hold harmless the KLX Indemnitees from or against any Losses that arise out of or are otherwise incurred in connection with any Proceeding commenced after the Effective Time by or on behalf of a KLX shareholder in its capacity as such to the extent such litigation relates to the Distribution.

4.05                        Distribution Gain Tax Indemnification

(a)                                 KLX shall within thirty (30) days of the Distribution Date determine whether it is required to take into account any gain as a result of the Distribution (collectively, Distribution Gain) for federal or corresponding state and local income Tax purposes.

(b)                                 For purposes of determining the amount of Distribution Gain, if any, for purposes of this Section 4.05 and for all related Tax reporting purposes, the Parties agree to (i) treat ESG SpinCo Common Stock as having a fair market value equal to its average trading price on the date of the Distribution and (ii) compute the Distribution Gain as if KLX had no expenses, losses or other Tax items for the Tax period in which the Distribution Gain is recognized and thus without taking into account any net operating loss carryovers, current year losses, Tax credits, Tax refunds, or other Tax attributes.

(c)                                  At the request of either Party, the amount of the Distribution Gain shall be calculated or confirmed by an accounting firm of national reputation mutually agreed by ESG SpinCo and KLX, and the costs of such accounting firm, and any related reasonable out-of-pocket expenses, shall be borne equally by the Parties. The Parties shall cooperate and act in good faith in assisting such accounting firm in computing or confirming the amount of Distribution Gain, as determined under this Section 4.05.  The amount of Distribution Gain computed or confirmed by such accounting firm, after taking into account the comments of each Party, shall be final and binding on both Parties.

(d)                                 ESG SpinCo shall indemnify KLX for an amount equal to 24% of every dollar of Distribution Gain; provided, however that if either the Consent or Bank Consent (each, as defined in the ASG Merger Agreement) were not obtained by the ESG Termination Date (as defined in the ASG Merger Agreement) due only to ASG Buyer’s failure to provide its consent to the consent fee referenced in the proviso to the first sentence of Section 6.14(a) of the ASG Merger Agreement, the indemnity payable by ESG SpinCo shall not exceed $50,000,000.

(e)                                  At the option of ESG SpinCo, any indemnity that it is required to pay under this Section 4.05 shall be payable either in cash or in ESG SpinCo Common Stock (or in a combination of cash and ESG SpinCo Common Stock). To the extent ESG SpinCo delivers ESG SpinCo Common Stock to satisfy its indemnity obligation under this Section 4.05, any ESG SpinCo Common Stock shall be deliverable within thirty (30) days of the date that KLX (or any consolidated group of which it is a member) actually files its U.S. federal income Tax Returns for such period and shall be considered to have a value equal to its average trading price on the day on which it is delivered to KLX. If ESG SpinCo elects to pay it in cash, it shall pay to KLX, by wire transfer of immediately available funds, any indemnity due with respect to Tax on Distribution Gain within thirty (30) days of the date that KLX (or any consolidated group of which it is a member) actually files its U.S. federal income Tax Returns for such period.

(f)                                   For all Tax purposes, to the extent permitted by Applicable Law, the Parties agree to treat any payment of the indemnity due hereunder as reducing the aggregate value of the ESG SpinCo Common Stock distributed and to treat (x) any transfer of shares of ESG SpinCo Common Stock to KLX in satisfaction of the indemnity due hereunder as if such shares were issued to KLX by ESG SpinCo immediately before the Distribution and retained by KLX and (y) any cash paid to KLX in satisfaction of the indemnity due under this Section 4.05 as if such cash had been distributed by ESG SpinCo to KLX immediately before the Distribution.

4.06                        Tax Elections

(a)                                 If KLX has recognized any Distribution Gain, KLX shall, if timely requested by ESG SpinCo, make an election under Section 336(e) of the Code (a 336 Election) with respect to the Distribution to support treatment by ESG SpinCo of the Distribution as a purchase by ESG SpinCo of its assets from an unrelated party for their fair market value.  If KLX has not recognized any Distribution Gain, KLX shall make any legally available election timely requested by ESG SpinCo in order to avoid a reduction of basis in the ESG Group’s assets, including (but not limited to) an election described in Treasury Regulation 1.1502-36(d)(6) (the Carry-Over Basis Election and, together with the 336 Election, the Tax Elections).

(b)                                 The ESG Group shall reasonably cooperate with KLX by providing any information or other assistance necessary for any Tax Elections.  The Parties agree to work together in good faith to minimize any reduction in Tax basis in the ESG Group’s assets and, to the extent not inconsistent with the foregoing, to minimize any Tax costs (including Tax attribute reductions) to the KLX Group, associated in each case with the Pre-Spin Transaction, the Distribution, and any proposed Tax Elections.  If any Tax Election increases the income Taxes or reduces the Tax attributes of the KLX Group (including, but not limited to, net operating losses) for any taxable period that ends on or includes the Distribution Date, the ESG Group agrees to indemnify, reimburse, defend and hold harmless the KLX Group for such additional Taxes or loss of Tax attributes in that taxable period, regardless whether the cash Tax effect of that loss of Tax attributes does not occur until a subsequent taxable period or periods (and in the case that Distribution Gain is recognized, without duplication of its obligation to indemnify for Tax with respect such gain under Section 4.05, which shall be applied prior to this Section 4.06(b), and subject to the cap described in the proviso in Section 4.05(d) hereof). Notwithstanding the foregoing, any additional Taxes or loss of Tax attributes resulting solely from a reduction in the basis of ESG SpinCo Common Stock as a result of a Tax Election shall not be treated as an increase in income Taxes or a reduction in Tax attributes for purposes of this Section 4.06.

4.07                        Third Party Claims; Notice of Direct Claims

(a)                                 In order for a Party to be entitled to any indemnification provided for under this ARTICLE IV (the Indemnified Party) in respect of, arising out of or involving a claim made by any Person (other than a Party) against the Indemnified Party (a Third Party Claim), such Indemnified Party must notify the Party against whom indemnity is sought (the Indemnifying Party) in writing of the Third Party Claim within ninety (90) days after receipt by such Indemnified Party of written notice of the Third Party Claim (or sooner, to the extent the nature of the Third Party Claim requires a response in a shorter period of time); provided that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Party Claim.

(b)                                 If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled (at its election), subject to Section 4.07(c), to assume the defense, at the Indemnifying Party’s sole risk and expense, of such Third Party Claim with counsel selected by the Indemnifying Party (provided such counsel is reasonably satisfactory to the Indemnified Party) if the Indemnifying Party (i) agrees in writing to assume responsibility for all indemnity losses arising out of such Third Party Claim (with no reservation of any rights) and (ii) reasonably demonstrates to the Indemnified Party the financial ability of the Indemnifying Party to provide full indemnification with respect to such Third Party Claim (including the ability to post any bond required) to the extent ultimately payable. If the Indemnifying Party assumes such defense, the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the Indemnifying Party; provided that the Indemnifying Party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third Party Claim, unless the engagement of such separate counsel is consented to by the Indemnifying Party in writing or a conflict of interest exists between such Indemnified Party and the Indemnifying Party that requires such separate representation under applicable standards of professional conduct. If the Indemnifying Party does not assume such defense, and for any period during which the Indemnifying Party has not assumed such defense, the Indemnified Party may defend the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees and expenses of one single counsel employed (and reasonably acceptable to the Indemnifying Party) by such Indemnified Party (which reasonable fees and expenses shall be considered Losses for purposes of this Agreement). If the Indemnifying Party chooses to defend a Third Party Claim or prosecute a claim in connection therewith, each Indemnified Party shall provide all reasonable cooperation in such defense or prosecution.

(c)                                  If (i) the Indemnifying Party shall elect not to undertake such defense; (ii) the Indemnifying Party shall fail to undertake and pursue the defense of such Third Party Claim within thirty (30) days after delivery of notice by the Indemnified Party of such Third Party Claim; (iii) the Indemnifying Party shall fail to diligently pursue or maintain such defense after delivery of written notice by the Indemnified Party setting forth in reasonable detail the basis for the Indemnified Party’s good faith determination that the Indemnifying Party has failed or is not diligently pursuing or maintaining such defense, and the Indemnifying Party has failed to remedy such failure within thirty (30) days of receipt of the Indemnified Party’s notice; (iv) such Third Party Claim seeks non-monetary relief that would reasonably be expected to materially and adversely affect the ability of the Indemnified Party to conduct its business, other than as a result solely of money damages or other money payment; or (v) a conflict of interest exists between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim that would make representation of the interests of both parties by the same legal counsel inappropriate under applicable standards of professional conduct, then the Indemnified Party (upon written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise and/or settlement of such Third Party Claim, by counsel of its own choosing that is reasonably acceptable to the Indemnifying Party, on behalf of and without limiting the indemnification obligations of the Indemnifying Party under this Agreement.

(d)                                 If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may settle, compromise or discharge such Third Party Claim without the prior written consent of the Indemnified Party, subject to (i) the Indemnifying Party paying or causing to be paid all amounts arising out of such settlement and agreeing irrevocably in writing to pay any other indemnifiable amounts arising in connection with such Third Party Claim, (ii) obtaining and delivering to such Indemnified Party, prior to the execution of such settlement, an irrevocable general release prepared and executed by all Persons bringing such Third Party Claim, or who otherwise would receive payment in connection with such Third Party Claim, from all liability in respect of such Third Party Claim in form and substance satisfactory to the Indemnified Party, and (iii) such settlement, compromise or discharge would not result in the finding or admission of any violation of Applicable Law by or on behalf of the Indemnified Party and does not impose any injunctive relief or material operational restrictions on the Indemnified Party.  In the event of a Third Party Claim which seeks only monetary relief, the Indemnified Party will not agree to any settlement of, or the entry of any judgement (other than a judgment of dismissal on the merits with prejudice and without costs), in respect of such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed; provided that if such consent is withheld for any reason and the final resolution of such Third Party Claim results in Losses which are greater than the amount of Losses that would have resulted if the Third Party Claim had been settled on the terms pursuant to which consent was initially requested (such greater amount, the Excess Losses), then the Indemnifying Party shall be responsible for the amount of the Excess Losses.

(e)                                  In the event an Indemnified Party has a claim against the Indemnifying Party under Section 4.03 or Section 4.04 that does not involve a Third Party Claim, such Indemnified Party shall deliver notice of such claim to the Indemnifying Party stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(f)                                   Notwithstanding anything in this Agreement to the contrary, the KLX Group shall have the sole right to represent the KLX Group with respect to any Tax Contest before any Taxing Authority, and shall have the sole right to control the defense, compromise, or other resolution of any such Tax Contest, including responding to inquiries, filing Tax Returns and settling audits. For the avoidance of doubt, Section 3.07(f) and Section 4.08(b) shall apply to Tax Contests.

4.08                        Additional Matters

(a)                                 Double Recovery.  No Indemnified Party shall be entitled to recover any portion of a Loss pursuant to any provision under this Agreement to the extent such portion has already been paid to such Indemnified Party.

(b)                                 Joint Defense.  With respect to any Third Party Claim for which any member of the ESG Group, on the one hand, and any member of the KLX Group, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to reasonably cooperate and maintain a joint defense (in a manner that shall preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to seek to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such Third Party Claim at its own cost.

(c)                                  Payment.  Payment or reimbursement of any amount for which an Indemnified Party is entitled to hereunder (other than pursuant to Section 4.05, which shall be addressed as set forth in such section) shall be made promptly (but in any event within ten (10) Business Days) following the final determination of the amount that the applicable Indemnified Party is entitled to under this ARTICLE IV.  Such payment shall be made by wire transfer of immediately available funds to the bank account(s) designated in writing by the Indemnified Party.

(d)                                 Limitation of Recovery.  Notwithstanding anything else contained in this Agreement, in no event shall (i) the indemnification obligations of KLX Group pursuant to Section 4.03(i)(B) exceed $300 million in the aggregate and (ii) the indemnification obligations of ESG SpinCo pursuant to Section 4.04(iv) exceed $300 million in the aggregate.

(e)                                  Duty to Mitigate Losses.  The Indemnified Party shall mitigate Losses to the fullest extent required under Applicable Law.

4.09                        Survival

All covenants and agreements of the Parties and their respective Indemnitees contained in this ARTICLE IV will survive the Distribution, the sale or transfer by any Party of any assets or businesses, and the assignment by any Party of any Liabilities, and will continue in full force and effect regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) any sale or transfer by either Party or any member of its Group of any Asset or Liability or business, (iii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any member of its Group and (iv) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

4.10                        Registration Rights

(a)                                 With respect to any ESG SpinCo Common Stock which KLX receives pursuant to Section 4.05 hereof, at any time and from time to time following the Distribution Date, KLX may request up to two registrations under the Securities Act of all or any portion of such ESG SpinCo Common Stock on Form S-1 or any similar long-

form registration or, if available, on Form S-3 (including a shelf registration pursuant to Rule 415 under the Securities Act) or any similar short-form registration.

(b)                                 Whenever ESG SpinCo proposes to register any of its equity securities under the Securities Act and the registration form to be used may be used for the registration of ESG SpinCo Common Stock under this Section 4.10 or any other reason, ESG SpinCo shall notify KLX of such registration and include in such registration (and in all related registrations or qualifications under blue-sky laws and in compliance with other registration requirements and in any related underwriting) all ESG SpinCo Common Stock with respect to which ESG SpinCo has received written requests for inclusion.

(c)                                  ESG SpinCo shall use its commercially reasonable efforts to effect the registration and the sale of ESG SpinCo Common Stock requested to be registered pursuant to Section 4.10(a) in accordance with the intended method of disposition thereof, and ESG SpinCo shall use its commercially reasonable efforts to make all requested registrations requested pursuant to Section 4.10(a) on Form S-3.

(d)                                 ESG SpinCo shall have the right to select the investment banker(s) and manager(s) to administer the offering in connection with any underwritten registration effected pursuant to a request made under Section 4.10(a), subject to the approval of KLX, such consent not to be unreasonably withheld, conditioned or delayed.

(e)                                  All expenses incident to the ESG SpinCo’s performance of or compliance with this Section 4.10, including all registration, qualification and filing fees, fees and expenses of compliance with securities or blue-sky laws, printing expenses, filing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for ESG SpinCo and all independent certified public accountants, underwriters (excluding discounts and commissions for which the selling holders of ESG SpinCo Common Stock) and other Persons retained by ESG SpinCo (all such expenses being herein called Registration Expenses), shall be borne by ESG SpinCo as provided in this Section 4.10(e), and ESG SpinCo also shall pay all of its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by ESG SpinCo are then listed.

(f)                                   A registration shall not count as a permitted registration under Section 4.10(a) unless it has become effective and unless KLX is able to register and sell at least 90% of the ESG SpinCo Common Stock requested to be included in such registration; provided that in any event the Company shall pay all Registration Expenses in connection with any registration initiated whether or not it has become effective and whether or not such registration has counted as a permitted registrations hereunder. If KLX elects to not sell all its ESG SpinCo Common Stock in any public offering of ESG SpinCo Common Stock (other than any offering pursuant to Section 4.10(a)) in connection with which KLX was provided full rights to participate pursuant to Section 4.10(b) without cutback for any reason (including for the benefit of ESG SpinCo or its affiliates or any other Person holding ESG SpinCo Common Stock), KLX will agree to a commercially reasonable customary lock-up agreement of not more than 90 days to the extent requested by any underwriters in connection with any ESG Registration Statement.

ARTICLE V
ACCESS TO RECORDS; ACCESS TO INFORMATION; LEGAL AND OTHER MATTERS

5.01                Provision of Corporate Records

Other than in circumstances in which indemnification is or may be sought pursuant to ARTICLE IV (in which event the provisions of such Article will govern) and subject to appropriate restrictions for privileged or Confidential Information:

(a)                                 After the Distribution Date until the earlier of (i) the seventh (7th) anniversary of the Distribution Date or (ii) the date on which KLX is entitled to destroy information related to the period prior to the Distribution Date pursuant to its normal record retention policies, upon the prior written request by ESG SpinCo for specific and identified information to the extent it relates to (A) ESG SpinCo (or any member of the ESG Group) or the conduct of the ESG Business (including Tax matters) prior to the Distribution Date, or (B) compliance with the ESG Group’s obligations under any Ancillary Agreement to which KLX and ESG SpinCo (or any other member of their respective Groups) are parties, KLX shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such documents (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of KLX or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party, and in no event will KLX or any of its Subsidiaries be required to change the form or substance of such documentation; provided that in the event that KLX reasonably determines that the provision of such documentation could be commercially detrimental, violate Applicable Law or result in the loss of any legal privilege, then the Parties shall use commercially reasonable efforts to facilitate the provision of the requested documentation to the extent and in a manner that avoids any such harm or consequence.

(b)                                 After the Distribution Date until the earlier of (i) the seventh (7th) anniversary of the Distribution Date or (ii) the date on which ESG SpinCo is entitled to destroy information related to the period prior to the Distribution Date pursuant to its normal record retention policies, upon the prior written request by KLX for specific and identified information to the extent it relates to (A) KLX (or any member of the KLX Group) or the conduct of the ASG Business (including Tax matters) prior to the Distribution Date, or (B) compliance with the ESG Group’s obligations under any Ancillary Agreement to which ESG SpinCo and KLX (or other member of their respective Groups) are parties, as applicable, ESG SpinCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such documents (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of ESG SpinCo or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party, and in no event will ESG SpinCo or any of its Subsidiaries be required to change the form or substance of such documentation; provided that in the event that ESG SpinCo reasonably determines that the provision of such documentation could be commercially detrimental, violate Applicable Law or result in the loss of any legal privilege, then the Parties shall use commercially reasonable efforts to facilitate the provision of the requested documentation to the extent and in a manner that avoids any such harm or consequence.

5.02                Access to Information

Other than in circumstances in which indemnification is sought pursuant to ARTICLE IV (in which event the provisions of such Article will govern), from the Distribution Date and for so long as any access is required, each of KLX and ESG SpinCo shall afford to the members of the respective other Group and their authorized accountants, counsel and other designated Representatives reasonable access during normal business hours, upon reasonable advance notice, subject to appropriate restrictions for privileged or Confidential Information and to preserve the completeness and integrity of the information, to the personnel, properties, and information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (i) such other Group or the conduct of its business prior to the Effective Time or (ii) any Ancillary Agreement.  Nothing in this Section 5.02 shall require any Party to violate any agreement with any third party regarding the confidentiality of information relating to that third party or its business; provided, however, that (i) in the event that a request for access to such third party-related information is made pursuant to this provision, the Party from whom the information is requested shall use commercially reasonable efforts to obtain such third party’s consent to the disclosure of such information, or (ii) in the event that the providing Party reasonably determines that disclosure of any information could be commercially detrimental, violates Applicable Law or results in the loss of any legal privilege, the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.

5.03                Disposition of Information

(a)                                 Each Party acknowledges that information in its or in another member of its Group’s possession, custody or control as of the Effective Time may include information owned by the other Party or a member of such Party’s Group and not related to (i) its Group or its business or (ii) any Ancillary Agreement to which it or any member of its Group is a party. The provision of any information pursuant to this Article V shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute the grant of rights in or to any such information.

(b)                                 Notwithstanding a Party’s (or Group’s) possession, custody or control of information owned by the other Party (or Group) as described in Section 5.03(a) above, such information shall remain the property of such other Party or other member of such other Party’s Group.  Each Party agrees (i) that any such information is to be treated as Confidential Information of the Party to which it relates and handled in accordance with Section 5.06 (except that such information will not be used for any purpose other than a purpose permitted under this Agreement or any Ancillary Agreement) and (ii) following a reasonable request from the other Party, subject to Applicable Law, to use commercially reasonable efforts within a reasonable time to (A) purge such information from its databases, files and other systems and not retain any copy of such information (including, if applicable, by transferring such information to the Party to which such information belongs), or (B) if such purging is not reasonably practicable, to encrypt or otherwise make unreadable or inaccessible such information.

5.04                Witness Services

At all times from and after the Distribution Date, each of KLX and ESG SpinCo shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and any other member of its Group’s officers, directors, employees and agents as witnesses to the extent that (i) such persons have material information relevant to any Proceeding in which the requesting Party may be involved (except for Proceedings between members of each Group), or are required to testify in connection with the prosecution or defense of such Proceeding, and (ii) there is no conflict of interest in the underlying Proceeding between the requesting Party and KLX or ESG SpinCo, as the case may be; provided, however, that the existence of a claim for indemnification under ARTICLE IV shall not in and of itself be deemed a conflict of interest.  A Party providing a witness to the other Party under this Section 5.04 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly payable under Applicable Law.

5.05                Reimbursement

Except to the extent otherwise provided by this Agreement or any Ancillary Agreement, a Party providing information or access to information to the other Party under this Article V shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such information or access to such information.

5.06                Confidentiality

Notwithstanding any termination of this Agreement, the Parties shall hold, and shall cause each of the other members of their respective Groups to hold, and shall each cause their respective Representatives (including those of each other member of their respective Groups) to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party (or any other member of such Party’s Group) or its respective business; provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any other member of their respective Groups are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Applicable Law or stock exchange rule, (iii) as required in connection with any Proceeding by one Party against the other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party shall, to the extent not prohibited by Applicable Law, promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will reasonably cooperate in obtaining, at the sole cost of the Party seeking such order or other remedy. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts, at the sole cost and expense of the Party whose Confidential Information is required to be disclosed, to ensure that confidential treatment is accorded such information. Notwithstanding anything in this Agreement to the contrary, including Section 7.02(f), each Party hereby acknowledges that the other Party, in addition to any other remedies available to it for any breach or threatened breach of this Section 5.06, shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining such Party and any member of such Party’s Group from any such breach or threatened breach.

5.07                Privileged Matters

(a)                                 The Parties recognize that certain legal services (both internal and external) have been provided prior to the Distribution Date, and certain external legal services may be provided after the Distribution Date, in each case, rendered for the collective benefit of each of the members of the KLX Group and the ESG Group, and that each of the members of the KLX Group and the ESG Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under Applicable Law; provided, however, that with respect to such services the Parties agree as follows:

(i)                The Parties shall not be entitled to assert privilege with respect to such legal services provided prior to the Distribution Date against the other Party or any other member of the other Party’s Group;

(ii)             KLX shall be entitled, on behalf of itself or any member of the KLX Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information to the extent solely relating to the ASG Business, whether or not the privileged information is in the possession of or under the control of KLX or ESG SpinCo. KLX shall also be entitled, on behalf of itself or any other member of the KLX Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting KLX Liabilities, now pending or which may be asserted in the future, in any Proceedings initiated against or by any member of the KLX Group, whether or not the privileged information is in the possession of or under the control of KLX or ESG SpinCo;

(iii)          ESG SpinCo shall be entitled, on behalf of itself or any other member of the ESG Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information to the extent solely relating to the ESG Business, whether or not the privileged information is in the possession of or under the control of KLX or ESG SpinCo. ESG SpinCo shall also be entitled, on behalf of itself or any other member of the ESG Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting ESG Liabilities, now pending or which may be asserted in the future, in any Proceedings initiated against or by any member of the ESG Group, whether or not the privileged information is in the possession of or under the control of KLX or ESG SpinCo;

(iv)         The Parties shall have a shared privilege or immunity, with equal right to assert or waive, subject to the restrictions in this Section 5.07, with respect to all privileges not allocated pursuant to the terms of Section 5.07(a)(ii) and Section 5.07(a)(iii). All privileges relating to any Proceedings or other matters which involve members of both the KLX Group and the ESG Group in respect of which such Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them, and any waiver of such privilege shall be subject to Section 5.07(b); and

(v)            If ESG SpinCo and KLX do not agree as to whether certain information is privileged information, then the information shall be treated as privileged information, and the Party who believes such information is privileged shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree.

(b)                                 No Party may waive any privilege which could be asserted under Applicable Law, and in which a Party has a shared privilege, without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, or as provided in Section 5.07(c) or Section 5.07(d) below.

(c)                                  Subject to Section 5.07(a)(i), in the event of any litigation or dispute between the Parties, or any other members of their respective Groups, either Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(d)                                 If a dispute arises between the Parties, or any other member of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold, condition or delay consent to any request for waiver by the other Party. Each Party specifically agrees that it will not unreasonably withhold consent to waiver for any purpose except to protect its own legitimate interests.

(e)                                  Upon receipt by any Party or by any other member of a Party’s Group of any subpoena, discovery, court order or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any other member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly (and in any event within five (5) Business Days) notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 5.07 or otherwise to prevent the production or disclosure of such privileged information.

(f)                                   Any furnishing of, or access to, information pursuant to this Agreement is made in reliance on the agreement of ESG SpinCo and KLX as set forth in Section 5.06 and this Section 5.07 to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges and immunities. The Parties further agree that (i) the exchange by one Party (or any of its subsidiaries) to the other Party (or any of its subsidiaries) of any privileged information that should not have been transferred pursuant to the terms of this Article V shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such information; and (ii) the Party receiving (or for which a Subsidiary has received) such privileged information shall promptly return such privileged information to the Party (or its applicable Subsidiary) who has the right to assert the privilege or immunity.

5.08                Ownership of Information

(a)                                 Any information owned by one Party or any other member of such Party’s Group that is provided to a requesting Party pursuant to this Article V shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(b)                                 Any information provided by or on behalf of or made available by or on behalf of the other Party pursuant to this Article V shall be on an “as is”, “where is” basis and no Party is making any representation or warranty with respect to such information or the accuracy or completeness thereof.

5.09                Control of Legal Matters

(a)                                 General.  On or prior to the Distribution Date,

(i)                KLX shall assume (or, as applicable, retain), or cause the applicable member of the KLX Group to assume (or, as applicable, retain) control of each of the KLX Litigation Matters, and KLX shall use its commercially reasonable efforts to have a member of the KLX Group substituted for any member of the ESG Group to the extent it is named as a defendant in any such KLX Litigation Matters; provided, however, that no member of the KLX Group shall be required to make any such effort if the removal of any member of the ESG Group would, in the reasonable judgment of KLX, result in a loss of insurance coverage or rights to indemnification from third parties applicable to such KLX Litigation Matters, cause KLX to accept, assume (or, as applicable, retain) a Liability at the level of KLX that was originally a Liability of another member of the KLX Group or the ESG Group, or otherwise compromise the position of the KLX Group in such KLX Litigation Matters; and

(ii)             ESG SpinCo shall assume (or, as applicable, retain), or cause the applicable member of the ESG Group to assume (or, as applicable, retain) control of each of the ESG Litigation Matters, and ESG SpinCo shall use its commercially reasonable efforts to have a member of the ESG Group substituted for any member of the KLX Group to the extent it is named as a defendant in any such ESG Litigation Matters; provided, however, that no member of the ESG Group shall be required to make any such effort if the removal of any member of the KLX Group would, in the reasonable judgment of ESG SpinCo, result in a loss of insurance coverage or rights to indemnification from third parties applicable to such ESG Litigation Matters, cause ESG SpinCo to accept, assume (or, as applicable, retain) a Liability at the level of ESG SpinCo that was originally a Liability of ESG SpinCo’s Subsidiary or the KLX Group, or otherwise compromise the position of the ESG Group in such ESG Litigation Matters.

(b)                                 Proceedings Commenced After the Distribution Date.  Except as provided in Section 5.09(a), after the Distribution Date, the Parties agree that with respect to all Proceedings commenced against any member of the KLX Group, any member of the ESG Group or members of both Groups relating to events that take place before, on or after the Distribution Date, such Proceedings shall be controlled by:

(i)                a member of the KLX Group, if such Proceeding relates solely to the ASG Business (as conducted after the Distribution Date) (Future KLX Litigation Matter), and KLX shall use its commercially reasonable efforts to have a member of the KLX Group substituted for any member of the ESG Group to the extent it may be named as a defendant in such Future KLX Litigation Matter; provided, however, that no member of the KLX Group shall be required to make any such effort if the removal of any member of the ESG Group would, in the reasonable judgment of KLX, result in a loss of insurance coverage or rights to indemnification from third parties applicable to such Future KLX Litigation Matter or otherwise compromise the KLX Group’s position in such Future KLX Litigation Matter;

(ii)             a member of the ESG Group, if such Proceeding relates solely to the ESG Business (as conducted after the Distribution Date) (Future ESG Litigation Matter), and ESG SpinCo shall use its commercially reasonable efforts to have a member of the ESG Group substituted for any member of the KLX Group to the extent it may be named as a defendant in such Future ESG Litigation Matter; provided, however, that no member of the ESG Group shall be required to make any such effort if the removal of any member of the KLX Group would, in the reasonable judgment of ESG SpinCo, result in a loss of insurance coverage or rights to indemnification from third parties applicable to such Future ESG Litigation Matter or otherwise compromise the ESG Group’s position in such Future ESG Litigation Matter; and

(iii)          except as provided in Section 5.09(b)(i) or Section 5.09(b)(ii), or as may be otherwise agreed by KLX and ESG SpinCo, a member of each of the KLX Group and the ESG Group jointly if (A) such Proceeding arises from or relates to any Disclosure Document or any other document filed with any Governmental Authority (including the SEC) at or prior to the Distribution Date by KLX or ESG SpinCo in connection with the Distribution, (B) a Proceeding is brought by or on behalf of the current or former shareholders of KLX or ESG SpinCo and relates to any filing by KLX or ESG SpinCo with the SEC other than those described in clause (A), or (C) a Proceeding is brought by any Person against KLX or ESG SpinCo with respect to the Distribution (the matters in clauses (A) through (C) being Future Joint Litigation Matters); provided, however, that no member of either Group may settle a Future Joint Litigation Matter without the prior written consent of the members of the other Group named or involved in such Future Joint Litigation Matter, which consent shall not be unreasonably withheld, conditioned or delayed; provided further that either Party may settle a Future Joint Litigation Matter if such settlement is for money only and provides a full release from any Liability under such Future Joint Litigation Matter for the other Party and, as applicable, the members of the other Party’s Group (including any Liability for any payment of any kind in connection with such settlement).

(c)                                  Claims Against Third Parties.  Proceedings by any member of either Group against third parties, and any proceeds or other benefits that may be received as a result of such Proceedings and any Liabilities arising out of or resulting from such Proceedings, that are

(i)                listed in Schedule 5.09(c)(i) or that relate to the ASG Business and not to the ESG Business shall be the property of the applicable member of the KLX Group, and

(ii)             listed in Schedule 5.09(c)(ii) or that relate to the ESG Business and not to the ASG Business shall be the property of the applicable member of the ESG Group

(d)                                 Retention of Counsel.  The Parties agree that attorneys who have worked for any member of the KLX Group prior to the Distribution Date are not conflicted from representing any members of the ESG Group subsequent to the Distribution Date, except to the extent such representation on any specific matter will be adverse (whether actually or potentially) to a member of the KLX Group. Notwithstanding the foregoing, KLX agrees that from and after the Effective Time, Freshfields Bruckhaus Deringer US LLP shall not be prohibited by this Section 5.09(d) from representing any member of the ESG Group, except as restricted by applicable rules of professional responsibility.

(e)                                  Notice to Third Parties; Service of Process; Cooperation.  To the extent necessary to effectuate the provisions in this Agreement, each Party shall, and shall cause the other members of its Group to, promptly notify their respective agents for service of process and all other necessary parties, including plaintiffs and courts, and shall provide instructions for proper service of legal process and other documents.  Each Party shall, and shall cause the other members of its Group to, attempt in good faith not to accept service on behalf of any member of the other Party’s Group, and shall, and shall cause the other members of its Group to, use their commercially reasonable efforts to deliver to each other any legal process or other documents incorrectly delivered to them or their agents as soon as possible following receipt.

(f)                                   Indemnity. Nothing in this Section 5.09 shall affect in any way the indemnification provisions in Article IV (including the defense assumption provisions thereof) or the allocation of Assets or Liabilities between the Parties under this Agreement.

ARTICLE VI
TERMINATION

6.01                Termination

This Agreement may be terminated, and the Distribution may be abandoned at any time, prior to the Distribution Date by and in the sole discretion of KLX, subject to compliance with the terms of the ASG Merger Agreement.  After the Effective Time, this Agreement may only be terminated by an agreement in writing signed by a duly authorized officer of each of the Parties and, unless the ASG Merger Agreement has been terminated, ASG Buyer (as defined under the ASG Merger Agreement).

6.02                Effect of Termination

In the event of termination of this Agreement in accordance with Section 6.01, this Agreement shall forthwith become void and there shall be no Liability on the part of either Party; provided that Section 5.06 shall survive any termination of this Agreement.

6.03                Amendment

This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties or (b) by a waiver in accordance with Section 6.04, in each case subject to compliance with the terms of the ASG Merger Agreement.

6.04                Waiver

Subject to the restrictions set forth in the ASG Merger Agreement, a Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other Party and (b) waive compliance with any of the agreements of any other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE VII
DISPUTE RESOLUTION

7.01                        Disputes

Except as otherwise specifically provided in any Ancillary Agreement (the terms of which, to the extent so provided therein, shall govern the resolution of disputes, controversies or claims that are the subject of such Ancillary Agreement), the procedures for discussion, negotiation and arbitration set forth in this ARTICLE VII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Effective Time), between or among any member of the KLX Group, on the one hand, and any member of the ESG Group, on the other hand (collectively, Agreement Disputes).

7.02                        Dispute Resolution

(a)                                 KLX and ESG SpinCo will use their respective commercially reasonable efforts to resolve any Agreement Dispute on a mutually acceptable negotiated basis. In furtherance of the foregoing, any member of the ESG Group or the KLX Group involved in an Agreement Dispute may deliver a notice (an Escalation Notice) demanding an in-person meeting involving senior-level management representatives of KLX and ESG SpinCo (including, if appropriate, a senior management representative within the relevant strategic business unit or division within each such entity). A copy of any such Escalation Notice shall be given to the Law Department of each of KLX and ESG SpinCo (which copy shall state that it is an Escalation Notice pursuant to this Section 7.02). Any agenda, location or procedures for such discussions or negotiations between KLX and ESG SpinCo may be established by KLX and ESG SpinCo from time to time; provided, however, that the representatives of KLX and ESG SpinCo shall use their commercially reasonable efforts to meet in person, or telephonically if the representatives are unable to meet in person, within 30 days of the Escalation Notice.

(b)                                 If KLX and ESG SpinCo are not able to resolve the Agreement Dispute through the processes set forth in Section 7.02(a) within 60 days (or such shorter time as is reasonably necessary to avoid immediate irreparable injury) after the date of receipt of the Escalation Notice, then, at the request of either KLX or ESG SpinCo, such Agreement Dispute shall be determined shall be resolved by arbitration, which shall be conducted (i) by three arbitrators, consisting of one arbitrator appointed by KLX, one arbitrator appointed by ESG SpinCo and a third arbitrator appointed by the two arbitrators appointed by KLX and ESG SpinCo or, if the arbitrators appointed by KLX and ESG SpinCo cannot agree on a third arbitrator, the third arbitrator shall be appointed by the President of the American Arbitration Association, and (ii) in accordance with the Commercial Rules of the American Arbitration Association (except with respect to the selection of arbitrators) in effect at the time of filing of the demand for arbitration, including the AAA’s Optional Appellate Arbitration Rules (the Appellate Rules).

(c)                                  The arbitrators shall issue a reasoned award, in writing. The decision of the arbitrators shall be final and binding upon the Parties (subject to the exhaustion of the appellate process set forth in the Appellate Rules), and the expense of the arbitration (including the award of attorneys’ fees to the prevailing party) shall be paid as the arbitrators determine. The panel of arbitrators shall have no power to award non-monetary or equitable relief of any sort. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction. The seat of the arbitration shall be New York, NY.

(d)                                 At any time during the resolution of an Agreement Dispute among the Parties, each Party has the right to apply to any court of competent jurisdiction for interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the parties’ rights or to maintain the parties’ relative positions until such time as the arbitration award is rendered or the Agreement Dispute is otherwise resolved.

(e)                                  The existence of, and any discussions, negotiations, arbitrations or other Proceedings relating to, any Agreement Dispute shall be considered by each Party as Confidential Information, and shall not be disclosed except as, and only to the extent, necessary to comply with Applicable Law, or to seek any court application for interim relief or post-arbitration confirmation, or in connection with any enforcement Proceedings.

(f)                                   Notwithstanding anything contained in this Agreement to the contrary, other than as set forth in the IP Matters Agreement or Section 5.06, no member of the ESG Group and no member of the KLX Group shall have the right to institute judicial Proceedings against the other Party or any Person acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder, except that any such member shall be permitted to seek an injunction in aid of arbitration with respect to an Agreement Dispute to preserve the status quo during the pendency of any arbitration Proceeding pursuant to Section 7.02(b).

ARTICLE VIII
MISCELLANEOUS

8.01                        Transition Services Agreements

The provision of certain services by KLX to the members of the ESG Group following the Distribution Date shall be exclusively governed by the Transition Services Agreement attached as Exhibit 8.01 (the Transition Services Agreement).

8.02                        Employee Matters

Except as otherwise provided herein and not inconsistent with the Employee Matters Agreement, this Agreement shall not govern any employee matters, which shall be exclusively governed by the Employee Matters Agreement attached as Exhibit 8.02 (the Employee Matters Agreement).

8.03                        Intellectual Property Matters

Except as otherwise provided herein and not inconsistent with the IP Matters Agreement, this Agreement shall not govern any matters relating to the KLX Names and Marks and the ESG Names and Marks, which shall be exclusively governed by the IP Matters Agreement attached as Exhibit 8.03 (the IP Matters Agreement).

8.04                        No Representation and Warranties

EACH OF KLX (ON BEHALF OF ITSELF AND EACH OTHER KLX GROUP COMPANY) AND ESG SPINCO (ON BEHALF OF ITSELF AND EACH OTHER ESG GROUP COMPANY) UNDERSTANDS AND AGREES THAT, EXCEPT AS SET FORTH IN THE ASG MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY (OR OTHER MEMBER OF SUCH PARTY’S GROUP), OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY (OR OTHER MEMBER OF SUCH PARTY’S GROUP), OR AS TO THE LEGAL SUFFICIENCY OF ANY TRANSACTION, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER.

8.05                        Limitation of Liability

IN NO EVENT SHALL ANY MEMBER OF THE KLX GROUP OR THE ESG GROUP BE LIABLE TO ANY MEMBER OF THE OTHER GROUP FOR ANY PUNITIVE DAMAGES OR LOST PROFITS ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AWARDED TO THIRD PARTIES IN A THIRD PARTY CLAIM SET FORTH HEREIN.

8.06                        Expenses

Subject to Section 3.01, all Transaction Expenses shall be borne by KLX.

8.07                        Notices

All notices, consents, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail or facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.07):

(a)                                 if to ESG SpinCo or KLX Energy Services:

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way

Wellington, FL 33414

Phone: (561) 383-5100

Fax: (561) 791-5479

Email: Tom.McCaffrey@KLX.com

Attention: Tom McCaffrey;

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Phone: (212) 277-4000

Fax: (212) 277-4001

Email:            Valerie.Jacob@freshfields.com

Omar.Pringle@freshfields.com

Attention:  Valerie Ford Jacob, Esq.

    Omar Pringle, Esq.

(b)                                 if to KLX:

KLX Inc.
1300 Corporate Center Way
Wellington, FL 33414
Phone: (561) 383-5100
Fax: (561) 791-5479
Email: Roger.Franks@klx.com
Attention: General Counsel;

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Phone: (212) 277-4000

Fax: (212) 277-4001

Email:            Valerie.Jacob@freshfields.com

Omar.Pringle@freshfields.com

Attention:  Valerie Ford Jacob, Esq.

    Omar Pringle, Esq.

8.08                        Interpretation; Certain Definitions

(a)                                 The Parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b)                                 The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to July 13, 2018, unless the context requires otherwise. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All references to “dollars” or “$” refer to currency of the United States.

8.09                        Public Announcements

Following the Effective Time, except as expressly permitted by the ASG Merger Agreement, the Parties shall not make, and shall procure that none of its respective Group members makes, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party unless otherwise required by Applicable Law or applicable stock exchange regulation.

8.10                        Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Distribution be consummated as originally contemplated to the fullest extent possible.

8.11                        Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Applicable Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.11 shall be null and void.

8.12                        Entire Agreement

This Agreement (including the exhibits, annexes and appendices hereto and any other agreement entered into by and between the Parties in connection herewith) constitutes, together with the Ancillary Agreements, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, by and between the Parties with respect to the subject matter hereof.

8.13                        No Third-Party Beneficiaries

This Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder; provided, however, that it is specifically intended that the KLX D&O Indemnified Parties and the ESG D&O Indemnified Parties (with respect to Section 3.05 and this Section 8.13 from and after the Effective Time) are intended third-party beneficiaries of such provisions.

8.14                        Governing Law

This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of KLX and ESG SpinCo in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Applicable Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware.

8.15                        Consent to Jurisdiction

(a)                                 Each of the Parties hereby, with respect to any Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts and (iv) waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of KLX and ESG SpinCo agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Each Party irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party may be made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.07 and such service of process shall be sufficient to confer personal jurisdiction over such Party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

8.16                        Counterparts

This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

8.17                        Waiver of Jury Trial

EACH OF KLX AND ESG SPINCO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BETWEEN ANY OF THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF KLX OR ESG SPINCO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

KLX Inc.

By:	/s/ Thomas P. McCaffrey
Name: Thomas P. McCaffrey
Title: President and Chief Operating Officer

KLX Energy Services Holdings, Inc.

By:	/s/ Thomas P. McCaffrey
Name: Thomas P. McCaffrey
Title: Vice President

KLX Energy Services LLC

By:	/s/ Thomas P. McCaffrey
Name: Thomas P. McCaffrey
Title: Director and President

EXHIBIT 8.01

TRANSITION SERVICES AGREEMENT

1

EXHIBIT 8.02

EMPLOYEE MATTERS AGREEMENT

2

EXHIBIT 8.03

IP MATTERS AGREEMENT

3